Exhibit 99.2

(Description of authorized sub-series “C-1” of Series C Preferred)

WHEREAS, as of February 15, 2005, the Board of Directors of the Company authorized twenty million (20,000,000) voting shares of Series C Preferred Stock series, par value $0.001 per share, stated value $1.00 per share, 10 votes per share, and such authorization was approved as of such date by a majority of the issued and outstanding common shares of the Company, and amended Articles of Incorporation of the Company were filed to reflect such authorization;

WHEREAS, the Board of Directors of the Company is authorized to establish and designate from time to time sub-classes or sub-series of Series C Preferred Stock;

WHEREAS, the Board of Directors of the Company hereby authorizes sub-series “C-1” of Series C Preferred Stock as follows:

(1) Designation:

“Sub-Series C-1 Preferred Stock;”

(2) Number of shares

900,000

(3) Preferences:

Stock Reclassifications: If the common shares issuable upon a conversion of shares of Series C Preferred Stock shall be changed into the same number of shares of any class or classes of stock by reclassification, then and in each such event, the holder of each share of Sub-Series C-1 Preferred Stock shall have the right thereafter to convert such share into the kind of shares of stock and other securities and property receivable upon such reclassification or other change which such holder would have received had its shares of Sub-Series C Preferred Stock been converted immediately prior to such capital reclassification or other change;

Stock Splits, Combinations and Dividends: If the restricted common shares issuable upon a conversion of shares of Sub-Series C-1 Preferred Stock shall be changed into a larger number of shares of any class or classes of stock, whether by stock split, stock dividend or similar event, then the restricted common shares into which each share of Sub-Series C-1 Preferred Stock converts shall automatically convert, as of the date of such event, to the amount of shares of stock and other securities and property receivable upon such capital change which such holder would have received had such share of Sub-Series C-1 Preferred Stock been converted into restricted common shares and participated in such stock split, stock dividend or similar event, and each such holder shall promptly be issued certificates reflecting such conversion. If the restricted common shares issuable upon a conversion of shares of Sub-Series C-1 Preferred Stock shall be changed into a smaller number of shares of any class or classes of stock, whether by reverse split or other similar event, then each share of Sub-Series C-1 Preferred Stock shall not be affected by such reverse split, and each such share of Sub-Series C-1 Preferred Stock shall automatically convert, as of the date of such event, on the basis of one share of Sub-Series C-1 Preferred Stock to ten shares of restricted common stock as existing after such reverse split has been effected, and each such holder shall promptly be issued certificates reflecting such conversion;

Liquidation Preference: In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the shares of Sub-Series C Preferred Stock shall be deemed converted to restricted common shares on the basis of ten shares of common restricted stock for each share of Sub-Series C Preferred Stock, and receive the same treatment as afforded all holders of common stock of the Company.

(4) Dividends:

No dividends shall be paid on Sub-Series C-1 Preferred Stock.

(5) Conversion:

If not otherwise converted as provided above, each share of Sub-Series C-1 Preferred Stock shall be deemed converted into ten shares of restricted common stock of the Company upon the earlier to occur of (i) execution by the Company, together with its wholly-owned subsidiary, Firecreek Petroleum, Inc. (“FPI”), of an operating agreement, production sharing contract, concession agreement or similar agreement for the development or redevelopment of an oil field, or (ii) six months from the date hereof.